Exhibit 10.1

May 15th, 2020

Watford Re Ltd.
P.O. Box HM 2069
Hamilton HM HX
Bermuda
Attn: Chief Financial Officer

Ladies and Gentlemen:

Ref: Standby Letter of Credit Facility
Reference is made to that certain facility letter dated May 19, 2014 (as amended and modified by letter amendments dated May 27, 2014, May 18, 2015, May 19, 2016 and May 17, 2017, May 16, 2018 and May 16, 2019 and that certain amending, accession and withdrawal agreement dated August 21, 2018), by and between Lloyds Bank Corporate Markets plc (the “Bank”, “us” or “we”) and Watford Re Ltd. (the “Applicant” or “you”), an exempted company with limited liability organized under the laws of Bermuda for the issuance and amendment of standby letters of credit for its account (as so amended, the “Facility Agreement”; capitalized terms used herein and not defined herein shall have the meanings assigned in the Facility Agreement) pursuant to which the Bank acting through its New York Branch established a Facility currently with a Facility Amount in the principal amount of One Hundred Million United States Dollars ($100,000,000) to the Applicant.
1.You have requested that we amend and extend the Scheduled Termination Date.
We are pleased to advise that the Scheduled Termination Date is amended and extended to May 16th, 2021.
2.This amendment agreement shall be effective as of May 15th, 2020 (“Effective Date”).
3.The Applicant represents and warrants that, as of the effective date of this amendment agreement, no Event of Default under the Master Agreement nor any event or circumstance which with the giving of notice or lapse of time or both could become an Event of Default under the Master Agreement has occurred and is continuing.
4.The Applicant hereby affirms its obligations under that certain Pledge and Security Agreement dated May 19, 2014 (the “Pledge”) and agrees and affirms that the Pledge continues to be in full force and effect and is hereby and upon effect of this amendment ratified and confirmed in all respects and shall apply to the Facility Agreement as amended, supplemented or otherwise modified from time to time.
5.Notwithstanding any other term of the Facility Agreement or any other agreement, arrangement or understanding between the Bank and the Applicant (each a “Party”) each Party acknowledges and accepts that any liability of any Party which is an Affected Financial Institution to any other Party under or in connection with the Facility Agreement may be subject to Bail-In Action, if applicable, by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)any applicable Bail-In Action in relation to any such liability, including (without limitation): (i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability; (ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and (iii) a cancellation of any such liability; and
(b)a variation of any term of the Agreement to the extent necessary to give effect to any Bail-In Action applicable in relation to any such liability.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings)..

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA

Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-down and Conversion Powers” means (a) with respect to any Resolution Authority for an EEA Member Country, the write-down and conversion powers of such Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
6.All other provisions of the Facility Agreement shall remain in full force and effect. Upon the effectiveness of this amendment agreement, any reference in a Related Document to the “Facility Agreement” shall mean and be a reference to the Facility Agreement as previously amended and as amended hereby.
7.The Bank is also pleased to advise you that at any time, and from time to time prior to the Scheduled Termination Date, you may request an increase in the Facility Amount in an amount up to an aggregate of $50,000,000 (“Accordion Request”). The Bank may consider, in its sole discretion, each such Accordion Request but the Bank shall not be obligated to consent to any such Accordion Request. Any such increase in the Facility Amount to which the Bank may consent shall be subject to such terms and conditions as are mutually satisfactory and as may be otherwise required by the Bank.
In connection with any such increase in the Facility Amount, you shall be required to deliver to the Bank customary documentation, including but not limited to, those required by the conditions precedent provided for in the May 19, 2014 Standby Letter of Credit Facility (as such agreement has been amended or otherwise modified). At the Bank’s discretion, the Bank may accept a certificate of a senior officer attesting to certain of the foregoing customary documentation otherwise requested (such senior officer’s certificate shall not cover a favorable opinion of counsel to the Applicant).
8.This agreement may be executed by the parties hereto individually, or in any combination of the parties hereto, in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A “PDF” copy of the foregoing shall operate as an original.
9.The amendment agreement shall be governed by and construed under the laws of the State of New York.

10.Please provide the Bank with a certificate of an officer of the Applicant certifying that the Directors of the Applicant have duly authorized the execution and delivery of this Amendment and there remains in full force and effect that certain resolution of the Directors of the Applicant (previously provided to the Bank) which authorized the execution and delivery of the Related Documents and amendments thereto.

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Yours sincerely,

LLOYDS BANK CORPORATE MARKETS PLC

By:	/s/ Kamala Basdeo
Name: Kamala Basdeo
Title: Assistant Vice President

By:	/s/ Tina Wong
Name: Tina Wong
Title: Assistant Vice President

Acknowledged and agreed as of the 15th day of May, 2020

WATFORD RE LTD

By:	/s/ Jon Levy
Name: Jon Levy
Title: CEO

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